Exhibit 99.1

Lemonade To Acquire Metromile

New York (November 8,2021)—Lemonade (NYSE: LMND) the insurance company powered by Al and social good, and Metromile (NASDAQ: MILE, Ml LEW), the data science company focused on auto insurance, have entered into a definitive agreement pursuant to which Lemonade will acquire Metromile in an all-stock transaction that implies a fully diluted equity value of approximately $500 million, or just over $200 million net of cash. Under the terms of the transaction, Metromile shareholders will receive Lemonade common shares at a ratio of 19:1. (Read more on why Lemonade is acquiring Metromile)

While Lemonade has been at the forefront of using big data and Al in home and pet insurance, Metromile has been trailblazing a parallel path for car insurance. Metromile’s car-mounted precision sensors took over 400 million road trips in recent years, covering billions of miles and sending real-time streams to the Metromile cloud. These were cross referenced with actual claims data, yielding precise predictions for losses per mile driven. These algorithms hold the promise of propelling Lemonade Car from a newcomer in the car insurance space to its vanguard.

“We launched Lemonade Car lastweek, and we think you’ll love how it looks and handles. Pop the hood and you’ll see that it's powered by telematics and architected to learn from the data it generates, with precision pricing as its ultimate destination,” said Daniel Schreiber, Lemonade CEO and cofounder. “That’s where Metromile comes in. They have been down this road billions of times, and their proprietary data and machine learning algorithms can vault us over the most time and cost intensive parts of the journey. In a vast and competitive market like auto insurance, today’s deal is a huge unlock of value for our customers and shareholders.”

Metromile enjoys 49 state licenses, over $100 million of seasoned in-force premium (IFP), over $250 million of cash on the balance sheet, and a team unmatched for their expertise in harnessing big data and Al for car insurance.

“We’ve long admired Lemonade for its beautiful products, world-class customer experience, unprecedented growth, and socially-impactful business model,” said Dan Preston, CEO of Metromile. “The data science-driven technology platform we built created fairer and more individualized car insurance for consumers in an industry marred by vast inequities. Joining forces with Lemonade Car will create the most customer-centric, fair, and affordable car insurance, and is a great outcome for Metromile shareholders, who will benefit as shareholders of the combined company. It also means that now, homeowners, renters, and drivers alike can have all of their insurance needs with a single company that truly has their best interests at heart.”

The transaction is expected to close during Q2 2022, once all regulatory approvals have been secured. The transaction requires the approval of Metromile stockholders, and is subject to other customary closing conditions.

Investor presentation available at:

About Lemonade

Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade gives unused premiums to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, Germany, the Netherlands, and France, and continues to expand globally.

For more information about Lemonade, visit www.lemonade.com and follow @lemonade_inc on Twitter.

About Metromile

Metromile (NASDAQ: MILE, Ml LEW) is a leading digital insurance platform in the United States. With data science as its foundation, Metromile offers real-time, personalized auto insurance policies by the mile instead of the industry’s reliance on approximations that have historically made prices unfair. Metromile’s digitally native offering is built around the modern driver’s needs, featuring automated claims, complimentary smart driving features and annual average savings of 47% over what they were paying their previous auto insurer.

In addition, through Metromile Enterprise, it licenses its technology platform to insurance companies around the world. This cloud-based software as a service enables carriers to operate with greater efficiency, automate claims to expedite resolution, reduce losses associated with fraud, and unlock the productivity of employees.

For more information about Metromile, visit www.metromile.com and enterprise.metromile.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should he considered forward-looking statements, including statements regarding our anticipated financial performance, including the anticipated closing of and synergies related to the Metromile acquisition, our industry, business strategy, plans, goals and expectations concerning our market position, future operations and other financial and operating information.

These statements are neither promises nor guarantees, hut involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to he materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the consummation of the proposed transaction and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the approval of Metromile ’s stockholders; the ability to obtain required regulatory approvals at all or in a timely manner; any litigation related to the proposed transaction; disruption of Metromile ’s or Lemonade ’s current plans and operations as a result of the proposed transaction; the ability of Metromile or Lemonade to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Lemonade to successfully integrate Metromile’s operations, product lines and technology; the ability of Lemonade to implement its plans, forecasts and other expectations with respect to Metromile ’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Lemonade to realize the anticipated synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all; the ability to maintain relationships with Lemonade ’s and Metromile ’s respective employees, customers, other business partners and governmental authorities; and the other risks, uncertainties and important factors contained and identified; and our inability to predict the lasting impacts of CO VID-19 to our business in particular, and the global economy generally. These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on March 8, 2021 and in our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s beliefs as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction between Lemonade and Metromile, Lemonade and Metromile will file relevant materials with the SEC, including a Lemonade registration statement on Form S-4 that will include a proxy statement of Metromile and will also constitute a prospectus of Lemonade, and a definitive proxy statement will be mailed to stockholders of Metromile. INVESTORS AND SECURITY HOLDERS OF LEMONADE AND METROMILE ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain, without charge, a copy of the registration statement, the prospectus/proxy statement and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Lemonade will be available free of charge on Lemonade’s internet website at https://investor.lemonade.com/ under the tab “Financials” or by contacting Lemonade’s Investor Relations Department at ir@lemonade.com. Copies of the documents filed with the SEC by Metromile will be available free of charge on Metromile’s internet website at https://ir.metromile.com/ under the tab “Financial Information” and under the subheading “SEC Filings” or by contacting Metromile’s Investor Relations Department through https://ir.metromile.com/investor-resources/contact-investor-relations.

Participants in the Solicitation

Lemonade, Metromile and certain of their directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Metromile in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the prospectus/proxy statement when it is filed with the SEC. Information regarding Lemonade’s directors and executive officers is contained in Lemonade’s definitive proxy statement, which was filed with the SEC on April 30, 2021, and Lemonade’s Current Report on Form 8-K, filed with the SEC on July 26, 2021. Information regarding Metromile’s directors and executive officers is contained in Metromile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which is filed with the SEC, and Metromile’s Current Report on Form 8-K, filed with the SEC on April 22, 2021, August 3, 2021 and October 13, 2021. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Lemonade’s security holders generally, by reading the prospectus/proxy statement and other relevant documents regarding the transaction, which will be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from Investor Relations at Lemonade or Metromile as described above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction, Lemonade will file a registration statement on Form S-4 that will include a proxy statement of Metromile and will also constitute a prospectus of Lemonade. INVESTORS AND SECURITY HOLDERS OF LEMONADE AND METROMILE ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

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